Exhibit 99

US AIRWAYS REPORTS AUGUST TRAFFIC

     ARLINGTON, Va., Sept. 3, 2003 -- US Airways reported its August 2003 passenger traffic today.

     Revenue passenger miles for August 2003 decreased 5.7 percent on 10.0 percent less capacity compared to August 2002. The passenger load factor was 80.8 percent, a 3.7 percentage point increase compared to August 2002, and was both a record for the month of August and the second highest passenger load factor in the company's history.

     Year-to-date 2003 revenue passenger miles decreased 10.1 percent on 11.4 percent less capacity compared to the first eight months of 2002. The passenger load factor for the period was 74.3 percent, a 1.1 percentage point increase compared to the first eight months of 2002.

     "Leisure traffic for August, like all of the summer months, has been strong, resulting in another monthly record load factor," said B. Ben Baldanza, US Airways senior vice president of marketing and planning. "We still are not seeing any significant improvement in yield compared to last year as a result of continued industry over-capacity and depressed business demand."

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported an 18.7 percent decrease in revenue passenger miles for the month of August on 16.0 percent less capacity. The passenger load factor was 54.0 percent, a 1.8 percentage point decrease compared to August 2002.

     Year-to-date 2003, Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc., reported a 16.0 percent decrease in revenue passenger miles on 15.0 percent less capacity. The passenger load factor was 52.6 percent, a 0.6 percentage point decrease compared to the first eight months of 2002.

     System mainline passenger unit revenue for August 2003 is expected to increase between 6 percent and 7 percent compared to August 2002.

     US Airways ended the month by completing 97.9 percent of its scheduled flights.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war; other acts of war or terrorism; the commencement of public trading and market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	August 2003	August 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,713,337	3,093,579	(12.3)
International*	1,015,787	859,187	18.2
Total - Scheduled Service	3,729,124	3,952,766	(5.7)
Total (Including Charter)	3,729,950	3,953,495	(5.7)

Available Seat Miles (000):
Domestic*	3,446,104	4,128,370	(16.5)
International*	1,170,535	1,001,649	16.9
Total - Scheduled Service	4,616,639	5,130,018	(10.0)
Total (Including Charter)	4,618,155	5,131,120	(10.0)

Passengers Boarded*	3,803,000	4,399,952	(13.6)
System Load Factor*	80.8	77.1	3.7
Average Passenger Journey*	980.6	898.4	9.2

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

US AIRWAYS, INC.
YEAR-TO-DATE 2003

	Jan.-Aug. 2003	Jan.-Aug. 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	19,325,912	22,740,675	(15.0)
International*	6,236,920	5,685,464	9.7
Total - Scheduled Service	25,562,832	28,426,139	(10.1)
Total (Including Charter)	25,614,827	28,431,545	(9.9)

Available Seat Miles (000):
Domestic*	26,439,006	31,817,271	(16.9)
International*	7,959,056	6,990,678	13.9
Total - Scheduled Service	34,398,062	38,807,950	(11.4)
Total (Including Charter)	34,481,732	38,814,571	(11.2)

Passengers Boarded*	27,999,039	33,595,388	(16.7)
System Load Factor*	74.3	73.2	1.1
Average Passenger Journey*	913.0	846.1	7.9

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	August 2003	August 2002	Percent Change
Revenue Passenger Miles (000)	115,049	141,542	(18.7)
Available Seat Miles (000)	213,159	253,877	(16.0)
Passengers Boarded*	517,889	629,196	(17.7)
System Load Factor*	54.0	55.8	(1.8)
Average Passenger Journey	222.1	225.0	(1.2)

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2003

	Jan.-Aug. 2003	Jan.-Aug. 2002	Percent Change
Revenue Passenger Miles (000)	868,329	1,033,479	(16.0)
Available Seat Miles (000)	1,649,933	1,940,870	(15.0)
Passengers Boarded*	3,919,872	4,626,184	(15.3)
System Load Factor*	52.6	53.2	(0.6)
Average Passenger Journey	221.5	223.4	(0.8)

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE: Numbers may not add or calculate due to rounding

NUMBER: 4603